Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Brent Collins Director of Investor Relations bcollins1@wtoffshore.com 713-624-7364

W&T Offshore Announces Appointment of General Counsel

HOUSTON, June 15, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced the appointment of Jonathan Curth to Executive Vice President, General Counsel and Corporate Secretary, effective June 14, 2022.  Mr. Curth has extensive legal experience working with public exploration and production (“E&P”) companies.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We are excited to have Jonathan join our great executive team at W&T.  His many years serving as both an attorney with international law firms and as general counsel at public E&P companies, and, in particular, his involvement with acquisitions, capital markets and corporate transactions, will complement W&T’s strategic vision. We look forward to his insight as we continue to grow shareholder value.”

Prior to joining W&T, Mr. Curth most recently served as Executive Vice President, General Counsel, Compliance Officer and Corporate Secretary for Vine Energy, Inc. (now Chesapeake Energy Corp.). His prior experience also includes Interim President & CEO, General Counsel, Chief Compliance Officer, Corporate Secretary and Executive Vice President of Land of Vanguard Natural Resources, Inc. (now Grizzly Energy, LLC) and Assistant General Counsel at Newfield Exploration Company (now Ovintiv Inc.). He also previously worked at Willkie Farr & Gallagher LLP where he was Senior Counsel and at Baker & McKenzie LLP.  Mr. Curth is Board Certified in Oil, Gas and Mineral Law by the Texas Board of Legal Specialization and has 15 years of experience in oil and gas as an attorney with a focus on domestic and international transactions, including acquisitions, divestitures, joint ventures, securities regulations, corporate financing, restructuring transactions, and Environmental, Social and Governance (“ESG”) matters. Mr. Curth received a BA degree from Baylor University and a Juris Doctor degree from The University of Texas School of Law.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development.  As of March 31, 2022, the Company had working interests in 47 fields in federal and state waters and has under lease approximately 655,000 gross acres, including approximately 474,000 gross acres on the Gulf of Mexico Shelf and approximately 181,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.